                                                                      EXHIBIT 12

                    OXFORD HEALTH PLANS, INC. & SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS EXCEPT RATIOS)


                               SIX MONTHS
                              ENDED JUNE 30                     YEAR ENDED DECEMBER 31
                           -------------------   ----------------------------------------------------
                            1999       1998        1998        1997        1996      1995      1994
                           -------   ---------   ---------   ---------   --------   -------   -------
Earnings (loss) before
  income taxes...........  $21,200   $(571,359)  $(615,229)  $(431,611)  $172,049   $91,501   $49,926
Add back fixed charges...   25,211      30,677      59,030       8,000      7,000     5,000     3,000
                           -------   ---------   ---------   ---------   --------   -------   -------
Total earnings (loss)....  $46,411   $(540,682)  $(556,199)  $(423,611)  $179,049   $96,501   $52,926
                           =======   =========   =========   =========   ========   =======   =======
Fixed charges:
  Interest (none
     capitalized)........  $20,211   $  22,677   $  43,030   $      --   $     --   $    --   $    --
  Interest component of
     rental payments.....    5,000       8,000      16,000       8,000      7,000     5,000     3,000
                           -------   ---------   ---------   ---------   --------   -------   -------
          Total fixed
            charges......  $25,211   $  30,677   $  59,030   $   8,000   $  7,000   $ 5,000   $ 3,000
                           =======   =========   =========   =========   ========   =======   =======
Ratio of earnings to
  fixed charges..........      1.8       *           *           *           25.6      19.3      17.6
                           =======   =========   =========   =========   ========   =======   =======


-------------------------


* Earnings were insufficient to cover fixed charges by $615.2 million for the year 1998, $431.6 million for the year 1997 and $571.4 million for the six months ended June 30, 1998.



     For purposes of computing these ratios, we increased our earnings before income taxes, as reported in our most recent annual report on Form 10-K/A No. 2 and in our quarterly report on Form 10-Q for the quarter ended June 30, 1999, by the fixed charges. We then divided the amount of earnings by the amount of fixed charges, resulting in the ratio of earnings to fixed charges. Fixed charges represent interest expense plus the estimated interest factor in rental expense. We have not capitalized interest in any period.